Exhibit 10.AA

                         PURCHASE AND SALE AGREEMENT

      This PURCHASE AND SALE AGREEMENT ("Agreement") is dated, made and effective as of May 8, 2003, by and among Parlex Corporation, a duly organized Massachusetts corporation, having an address at One Parlex Place, Methuen, Massachusetts, 01844 ("Seller"), and Taurus Methuen LLC, a duly organized Delaware limited liability company ("Purchaser"), with an address at c/o Taurus New England Investments Corp., 118 Milk Street, Boston, MA 02109.

1. Property. Seller agrees to sell and Purchaser agrees to buy, subject to the terms and conditions of this Agreement, the following described property:

      (a)   the following parcels of land:

            (i) that certain parcel of land located at One Parlex Place, Methuen, Essex County, Massachusetts as more particularly described on Exhibit A-1 (hereinafter referred to as the "Parcel" or the "Premises"); and (ii) all right, title and interest of Seller in and to all rights, privileges and easements appurtenant to the Premises, including, without limitation, all development rights, air rights, water, water rights, riparian rights and water stock relating to the Premises and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Premises and all of Seller's right, title and interest in and to all roads and alleys adjoining or servicing the Premises;

      (b) the approximately 172,216 square foot building on the Parcel (the "Building") and all other improvements located on the Premises (collectively, the "Improvements");

      (c) all right, title and interest of Seller in and to all permits, licenses and approvals with respect to the ownership, use and occupancy of the Premises and the Improvements any all other intangible property now or hereafter owned by Seller and used in the ownership of the Premises; and

      (d) all HVAC and boiler systems and other personal property owned by Seller located on or in or used in connection with the ownership of the Premises but excluding all furniture, fixtures and equipment used in Seller's business and not customarily included in real estate sales.

      The right, title and interest specified in subparagraphs (a) - (d) of this Section 1 are hereinafter sometimes collectively called the "Property". The right, title and interest specified in Subparagraphs (a) and (b) of this Section 1 are hereinafter sometimes collectively called the "Real Property".

2. Purchase Price. The agreed purchase price for the Property is: (i) Five Million Three Hundred and Fifty Thousand Dollars ($5,350,000) (the "Minimum/Cash Portion of the Purchase Price"); plus (ii) any portion of the Earn Out Amount (defined below) that may become due if, as and when provided for in Section 28 below; plus (iii) Two Million Six Hundred and Fifty Thousand Dollars ($2,650,000) (the "Financed Earn Out Amount") which shall be due only if no Special Default (defined below) occurs at any time on or before the maturity date of the Note (defined below).

      (a) Purchaser shall pay an earnest money deposit of Two Hundred Thousand Dollars ($200,000) to the Boston office of Stewart Title Guaranty Insurance Company (the "Title Company") with an address at 99 Summer Street, 4th Floor, Boston, Massachusetts 02110, Attn: Mr. Terrance Miklas, which deposit shall be payable in installments as follows:

            (i) On the date hereof, Purchaser will deposit One Hundred Thousand Dollars ($100,000); and

            (ii) On or before 5:00 p.m. (Boston time) on the Due Diligence Expiration Date (as such term is hereinafter defined), unless this Agreement terminates in accordance with
                  Section 5(e) below, Purchaser shall deposit an additional One Hundred Thousand Dollars ($100,000).

            As used herein, the term "Deposit" shall mean the amounts deposited with the Title Company in accordance with the immediately preceding sentence and all interest and earnings thereon. The Deposit shall be held by the Title Company, as escrow agent. The Deposit shall be placed in an interest bearing money market or similar account reasonably acceptable to Seller and Purchaser. The Deposit shall be held in escrow subject to the terms of this Agreement and in a manner sufficient to identify such as being held in escrow pursuant to this Agreement. The Deposit, together with all interest accrued thereon, shall be applied to the Minimum Cash Portion of the Purchase Price at Closing or paid to Seller or Purchaser as provided elsewhere in this Agreement. Upon request, each of Purchaser and Seller shall provide to the Title Company taxpayer identification numbers and W-9's for the interest on the Deposit.

            If Purchaser shall fail to deposit all or any portion of any installment of the Deposit to be paid after the date hereof as and when required under this Section 2(a), and if such failure continues for more than two (2) business days, then this Agreement shall thereupon terminate, Purchaser shall comply with Section 5(f), any portion of the Deposit then made, together with all interest accrued thereon, shall be paid to Seller, and neither party shall have any further liability hereunder except as provided in Section 18.

      (b) Notwithstanding the above definition of "Minimum Cash Portion of the Purchase Price", and provided that no Special Default occurs, the Two Million Six Hundred and Fifty Thousand Dollar ($2,650,000) Financed Earn Out Amount shall be paid by promissory note (the "Note") from Purchaser to Seller on the following terms and conditions:

            (i) The Note shall have a term of three (3) years with a one year extension option in favor of Purchaser;

            (ii) Interest shall accrue on the Note at the rate of five percent (5%) per annum in the first year, six percent (6%) per annum in the second year, seven percent (7%) per annum in the third year, and eight percent (8%) per annum during the fourth year (if applicable);

            (iii) Interest only on the Note shall be payable in arrears on the tenth (10th) day of each month; provided, however, that in no event shall amounts due under the Note in any month ever exceed the amount of rent actually paid by Seller under the Lease (defined below) and received by Purchaser in good funds for such month;

            (iv) The Note shall be secured by a pledge of 100% of the ownership interests in Purchaser (the "Security"). Recourse for payment of the Note shall be limited to the Security and in no event will any direct or indirect owner, manager, partner, agent, affiliate, officer, director, or employee of Purchaser have any liability with respect to the Note or any other loan document;

            (v) The Note shall be subordinate to any mortgage on the Property (including but not limited to the Loan (defined below)) at any time and from time to time, whether in existence as of the date of the Note or thereafter obtained. The foregoing provision shall be self-operative, but Seller shall execute such documents as the holder of such first mortgage may require from time to time to evidence, confirm and/or effectuate such subordination;

            (vi) If the Property or all or substantially all of the Security is sold or transferred without the Seller's prior written consent, which consent will not be unreasonably withheld or delayed, then all amounts outstanding under the Note shall become due upon such sale; and

            (vii) The Note shall be prepayable at any time and from time to time, in whole or in part.

      As used herein, the term "Special Default" means: (1) any monetary default by the Tenant under the Lease: (a) as to which Landlord has given Tenant written notice (the "First Notice"); (b) that is not cured within five (5) days from the First Notice; (c) as to which Tenant has been given a second written notice (the "Second Notice"); and (d) that is not cured within five (5) days from the Second Notice; and/or (2) any nonmonetary default by the Tenant under the Lease that (y) is not cured within thirty
(30) days from written notice to the Tenant or (z) is an automatic event of default under the terms of the Lease without any provision for notice or cure. Notwithstanding anything to the contrary herein or in the Note, the payment of the Financed Earn Out Amount is conditioned upon the absence of any Special Default occurring between the Closing and the maturity date of the Note and, if any Special Default does occur during such period, then no further payments or obligations of any kind or nature shall be due under the Note. If any notice of a Special Default is given, the maturity date of the Note shall automatically be deemed extended until the date that is thirty (30) days after the expiration of the applicable cure period as set forth in this paragraph. The provisions of the paragraph shall survive the Closing.

      (c) At the Closing, Purchaser shall pay to Seller by wire transfer of immediately available federal funds an amount equal to the Minimum/Cash Portion of the Purchase Price, increased or decreased by the amount of any adjustments thereto provided for herein, less the Deposit as provided in Section 2(a).

      (d) Following the Closing, Purchaser shall pay the Earn Out Amount (defined below) to Seller if, as and when required under
            Section 28 below.

3. Closing. The closing of the sale of the Property (the "Closing") pursuant to this Agreement shall take place at 10:00 a.m. (Boston time) on May 28, 2003, or upon such earlier date as the parties may agree upon in writing (the "Closing Date"), at the offices of Kutchin & Rufo, P.C. at 175 Federal Street, Boston, Massachusetts 02110, or at such other place and time as the parties may agree upon in writing; provided, however, that Purchaser shall have the right to extend the Closing Date for up to two (2) weeks.

4. Title. The title to the Real Property shall be free from all encumbrances, except:

      (a)   provisions of existing building and zoning laws;

      (b) the matters set forth in that certain Commitment for Title Insurance dated February 12, 2003 issued by the Title Company (Commitment No. C-99122429295); provided, however, that (i) notwithstanding anything herein to the contrary, and as agreed to by Seller and Purchaser before the date hereof, the legal description of the Property shall reflect the consolidation of the three parcels comprising the Property into one lot, as shown on that certain approval not required plan entitled, "Plan of Land for Parlex Corp. in Methuen, Mass" prepared by R.J. Pica Engineering, Co., October 9, 1997, recorded with the Essex County Registry of Deeds as Plan Number 13210; (ii) as agreed to by Seller and Purchaser before the date hereof, any UCC Financing Statements filed at the Essex County Registry of Deeds, the Massachusetts Secretary of State and/or the City of Methuen that relate to Monetary Liens shall be discharged and removed of record as of the Closing; and (iii) the standard exceptions as are found in an ALTA Owner's Policy of Title Insurance modified so as to exclude from exceptions to coverage
            (a) real estate taxes and assessments, water and sewer charges due and payable on or before the Closing Date, (b) mechanics' and materialmen's liens, (c) rights of tenants or persons in possession other than the Seller in accordance with the Lease (defined below), (d) creditors' rights, and (v) survey matters other than matters disclosed on the Plan (defined below);

      (c) real estate taxes and water and sewer charges assessed against the Real Property for the current year as are not due and payable on or before the Closing Date;

      (d) any liens for municipal betterments or special assessments assessed after the date of this Agreement;

      (e) such other matters affecting title to the Real Property as: (i) are disclosed on the ALTA survey entitled "Parlex Corporation 145 Milk Street, Methuen, Massachusetts" dated March 13, 2003 by Vanasse Hangen Brustlin, Inc. (project number 08477) (the "Survey"); (ii) exist as of record as of the date of the Commitment for Title Insurance referred to in Subsection (b) above; and (iii) existed as of the date of the Survey and were observable as of the date of the Survey based on an inspection of the Property; and

      (f)   any exceptions caused by Purchaser or Purchaser's
            Representatives (hereinafter defined).

      The encumbrances referenced in clauses (a) through (f) above, other than any Monetary Liens (hereinafter defined), shall be collectively referred to herein as the "Permitted Title Exceptions". As used herein, the term "Monetary Liens" shall mean any mortgage, deed of trust, financing statement, mechanics' or materialmens' lien or other lien securing the payment of money. The amount of any past due unpaid taxes, assessments, business improvement district charges, public assembly charges, water charges and sewer charges which Seller is obligated to pay and discharge, with the interest and penalties thereon to the Closing, may at the option of Seller be paid to Purchaser out of the balance of the Purchase Price, provided official bills therefor with interest and penalties thereon figured to said date are furnished by Seller at the Closing. The existence of any such taxes or charges shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

      Simultaneous with or prior to the execution and delivery hereof, Seller has provided Purchaser with copies of the following title policy and plans with respect to the Premises: that certain
      Lender's Policy of Title Insurance, Policy Number G47-1277078, issued by the Lawyer's Title Insurance Corporation (the "Title Policy"), and that certain As Built Site Plan dated June 7, 1999 by R.J. Pica Engineering Co., Inc. (the "Plan").

      Notwithstanding anything to the contrary in this Agreement, Seller shall be obligated, on or before the Closing, to discharge and remove of record any Monetary Liens.

      If the Closing occurs, Seller may use the Minimum/Cash Portion of the Purchase Price to remove Monetary Liens.

5.    Limited Contingencies for Due Diligence Investigations.

      (a) Purchaser's Independent Investigation. Purchaser shall have the right to conduct or cause to be conducted with reputable companies, at Purchaser's sole cost and expense, such audits, assessments, reviews, investigations, inspections, tests and studies of the Property including all buildings, systems, fixtures and equipment, the environmental condition of the Premises and Improvements, the title to the Premises and Improvements, a survey of the Premises and Improvements, the compliance of the Property with applicable laws and such other engineering, legal, the financial condition of the Seller and other matters relating to or affecting the Property and/or the Seller as Purchaser deems necessary or desirable in its absolute discretion in connection with its purchase of the Property and lease back of the same to the Seller ("Investigations"). Subject to Section 5(b) below, Seller shall make available for Purchaser's review, at reasonable times after reasonable prior notice, all documents and files owned by Seller in the Seller's possession or control concerning the maintenance, management and operation of the Property, including, without limitation, all books and records, plans, specifications, Contracts, engineering and environmental reports, roof and other warranties and guarantees relating to the Improvements, certificates of occupancy and other permits and approvals relating to the Property, calculations of tax and operating reimbursements and utility bills, but specifically excluding the following (collectively, "Confidential Property Information"): internal minutes or deliberations of Seller or any governing body, committee, board or council thereof, internal memoranda prepared by or for the benefit of Seller, appraisals, financial projections, legally privileged correspondence and similar proprietary and archival information. Purchaser shall continue to have access to the Real Property subsequent to the Due Diligence Expiration Date to conduct additional Investigations in accordance with the terms hereof.

      (b) Conduct of Investigations. All Investigations under Section 5(a) which are to be conducted at the Property shall be done after at least one business day prior notice (which may be oral) to Seller. Purchaser, its agents, employees, contractors, consultants, other representatives and anyone else acting by or on behalf of Purchaser (collectively, "Purchaser's Representatives") will at Seller's request allow a representative of Seller to be present during any Investigations. Purchaser shall take all reasonable precautions to minimize the impact to the Property of any Investigations. Purchaser agrees to discontinue any Investigations promptly upon notice from Seller in the event such Investigations present a danger to the life, health or safety of the public or would otherwise adversely impact the Property. With respect to any intrusive environmental site testing, Purchaser agrees to provide Seller at least two business days' prior notice thereof, which notice shall set forth the scope of any proposed activities relating to investigation of soil or groundwater quality or for the subsurface investigation or invasive testing of the Premises and the Improvements for Seller's prior approval, and to permit Seller's representatives to be present during any such activities. Purchaser understands that it may only conduct a so-called Phase I environmental site assessment and that it may not undertake any invasive soil or groundwater testing for contaminants or any subsurface investigation or other invasive testing of the Property without Seller's prior written approval, which consent will not be unreasonably withheld, condition or delayed and shall be deemed given unless, within two (2) business days from Purchaser's approval request, Seller provides Purchaser with a written notice of disapproval that sets forth the reasons for such disapproval in reasonable detail. If Purchaser or Purchaser's Representatives take any samples from the Property in connection with any environmental testing, then upon Seller's request, Purchaser shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller agrees to use commercially reasonable efforts (but at no cost or expense to Seller) to cooperate with Purchaser in the conduct of its Investigations.

      (c) Restoration, Liability, Indemnity and Insurance. Purchaser shall, immediately after any entry upon or the conduct of any Investigation of the Property, restore the Property, at Purchaser's sole risk, cost and expense, to the condition which existed immediately prior thereto. Purchaser assumes all risks associated with Purchaser's and Purchaser's Representatives' entry and Investigations of the Property and agrees to protect, defend (with counsel reasonably satisfactory to Seller), indemnify and hold harmless Seller and Seller's members, partners, attorneys, agents, employees, contractors and representatives from and against any and all costs, losses, claims, damages, liabilities, expenses and other obligations (including, without limitation, attorneys' fees) on account of any loss, damage or injury to any person or property (including without limitation the Property) by reason of any act, omission or negligence of Purchaser or any of Purchaser's Representatives arising from or out of the entry or activities of Purchaser or Purchaser's Representatives on, at or with respect to the Property. Purchaser shall, prior to any such entry, obtain and maintain, and shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at Purchaser's sole cost and expense, insurance providing coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections or tests (including liability insurance and worker's compensation insurance) with such insurance companies, as are reasonably satisfactory to Seller, and naming Seller as an additional insured, covering all activities to be conducted by Purchaser and Purchaser's Representatives. Such insurance coverages may not be materially changed or terminated without at least thirty (30) days prior written notice to Seller. Notwithstanding the foregoing, the above indemnity shall not include any costs or damages caused by (1) the acts of the Seller or its agents or representatives, (2) any claims of diminution in the value of the Property as a consequence of the results revealed by such tests and inspections or (3) any pre-existing condition of the Property. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement for a period of six (6) months and no claim shall be valid unless asserted in writing within that time.

      (d) Confidentiality. All information obtained by Purchaser or Purchaser's Representatives with respect to the Property, whether from Seller or independently (and whether directly or through outside consultants) shall be held in confidence by Purchaser and Purchaser's Representatives and not disclosed to third parties except as necessary in connection with obtaining financing to acquire the Property. Notwithstanding the foregoing, (a) Purchaser may disclose the such information to its owners, legal counsel, accountants, lenders, potential investors, and similar third parties that need to review the same in connection with Purchaser's purchase of the Property in accordance with the terms of this Agreement, and (b) Purchaser may disclose such information to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding, provided that Purchaser first shall provide written notice thereof to Seller. Prior to or following the Closing, (1) none of Purchaser, its members, partners, directors, officers, principals or employees, or any direct or indirect beneficial owner of Purchaser shall issue or make any public statement (written or oral) or any press release regarding the subject matter hereof without the prior written consent (including as to the content and manner of such public statement or press release) of Seller, which consent shall not be unreasonably withheld or delayed, and (2) none of Seller, its directors, officers, principals or employees, shall issue or make any public statement (written or oral) or any press release regarding the subject matter hereof without the prior written consent (including as to the content and manner of such public statement or press release) of Purchaser, which consent shall not be unreasonably withheld or delayed.

            Notwithstanding any provision in this Agreement to the contrary and except with respect to making necessary standard inquires of the Massachusetts Department of Environmental Protection and other relevant governmental agencies and officials in connection with Purchaser's Investigations, Purchaser shall not contact any governmental official or representative regarding Hazardous Materials (hereinafter defined) on, or the environmental condition of, the Real Property without Seller's prior written consent thereto, which consent shall not be unreasonably withheld. Said consent shall be deemed given if not received by Purchaser within two (2) business days of said request. In addition, if Seller's consent is required and obtained by Purchaser, Seller shall (x) be entitled to review, modify and approve any written communication to such official or representative and (y) receive at least two (2) business days prior written notice of any intended contact and to have a representative present when Purchaser has any such contact with any governmental official or representative. Provided Purchaser has given Seller prior written notice required by this Section of the date, time and place of any such meeting Purchaser intends to have with governmental officials or representatives, Purchaser may hold such meeting(s) if Seller's representative fails to attend.

      (e) Purchaser's Option to Terminate. Purchaser's obligations under this Agreement are conditioned on the satisfaction of the following conditions (collectively, the "Contingencies") no later than 6:00 p.m. (Boston time) on May 23, 2003 (the "Due Diligence Expiration Date"):

            (i) Purchaser shall have obtained a firm written commitment for a nonrecourse loan for the acquisition of the Property of not less than Four Million Eight Hundred and Eighteen Thousand Dollars ($4,818,000.00) from a third party lender (the "Lender") on terms and conditions satisfactory to Purchaser in its sole and unreviewable discretion (the "Loan");

            (ii) Purchaser shall have received a written certification from Seller stating that: (a) the Improvements as constructed conform in all material respects to those improvements approved in the 1998 Variance, the 1998 Special Permit and the 1998 Site Plan Approval; and (b) duly issued certificates of occupancy are in effect for all portions of the Property; and

            (iii) Purchaser shall be satisfied in its sole and unreviewable discretion with the environmental condition of the Property and all operations relating thereto.

            If any of the Contingencies are not satisfied, Purchaser may, in its absolute and unreviewable discretion, elect not to proceed with the transactions provided for by this Agreement and terminate this Agreement by giving Seller written notice (the "Termination Notice") of Purchaser's election to terminate on or before the Due Diligence Expiration Date, in which case this Agreement shall terminate, the Deposit, together with any interest accrued thereon, shall be paid to Purchaser and neither party shall have any further liability hereunder except as provided in Section 21. In addition, and without limiting Purchaser's right to terminate this Agreement in accordance with the immediately preceding sentence, this Agreement shall automatically terminate unless, before the Due Diligence Expiration Date, Purchaser gives Seller written notice (the "Notice to Proceed") that the Contingencies are satisfied. In the event that either: (a) Purchaser gives a Termination Notice before the Due Diligence Expiration Date, or (b) Purchaser does not give a Termination Notice but fails to give the Notice to Proceed before the end of the Due Diligence Expiration Date, this Agreement shall automatically terminate, the Deposit (and all interest thereon) promptly shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations or liabilities to each other hereunder. If Purchaser gives the Notice to Proceed on or before the Due Diligence Expiration Date, then Purchaser shall be deemed to have waived conclusively Purchaser's right to terminate this Agreement pursuant to this Section 5(e).

      (f) Return of Due Diligence Information. If for any reason other than a default by Seller a Closing does not occur with respect to the Property, Purchaser shall (i) return to Seller all materials and other information regarding the Property that Seller has provided to Purchaser and all copies or photocopies thereof; (ii) deliver immediately to Seller copies of all written reports resulting from physical Investigations of the Property conducted by Purchaser's Representatives and not previously delivered to Seller, but only upon payment to Purchaser of the costs incurred by it with respect thereto and in all events without any representations or warranties; and
            (iii) return to Seller or destroy any remaining such materials and information in its possession. This Section 5(f) shall survive the termination of this Agreement.

      (g) Investigations Resulting in Required Disclosure. Purchaser agrees that in the event the need arises under applicable law to notify any governmental authority of any condition at any of the Property, as a result of any findings in any environmental assessment or any other Investigation done by or at the direction of Purchaser or Purchaser's Representatives, Purchaser shall immediately notify Seller and Seller, not Purchaser or Purchaser's Representatives or anyone acting in favor or on behalf of Purchaser or Purchaser's Representatives, shall make such disclosure as Seller deems appropriate unless otherwise required by applicable law.

6.    Condition of Premises.

      (a) No Reliance. Except as expressly provided in this Agreement or the Lease, the Property is to be sold pursuant to this Agreement AS IS, WHERE IS. Except as expressly provided in this Agreement or the Lease, no guarantees, representations or warranties express or implied are made by Seller with respect to the Property. Except as expressly provided herein, or in the Lease, Purchaser expressly acknowledges and agrees that it is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, its attorneys, agents, representatives or any party purportedly acting on behalf of Seller as to any matters concerning the Property. Except as expressly provided herein or in the Lease Purchaser hereby further acknowledges that any information Seller or Cushman & Wakefield of MA, Inc. ("Broker"), or the trustees, officers, members, partners, directors, employees, agents or contractors of any of them has provided to Purchaser, including, without limitation, the Title Policy and the Plan has been provided to Purchaser solely for informational purposes without any recourse, representation or warranty and that Seller does not represent, warrant or guarantee the contents or opinions contained in or the accuracy or completeness of, or the methodology of preparation used to produce, any such information.

            By consummating the Closing, except as otherwise expressly provided in this Agreement or the Lease, Purchaser shall be deemed to have assumed the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser's Investigations, and Purchaser, upon Closing, shall, except as otherwise expressly provided in this Agreement or the, be deemed to have waived, relinquished and released Seller, Seller's affiliates (and Seller's and Seller's affiliates members, representatives, officers, directors, and employees) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller, Seller's affiliates (and Seller's and Seller's affiliates members, representatives, officers, directors, and employees) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable law (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters regarding the Property. Notwithstanding the foregoing provisions, (i) nothing set forth in this Section 6(a) shall be interpreted or construed as limiting, restricting, extinguishing or otherwise affecting Seller's representations, warranties and covenants made in this Agreement or the Lease or the survivability thereof for the time limitation herein provided; and (ii) Seller acknowledges and agrees that, following the Closing, it will remain responsible for the physical and environmental condition of the Property in accordance with the terms of the Lease.

            This Section 6(a) shall survive the Closing.

      (b) Adequate Diligence. Purchaser acknowledges that this Agreement provides for free, full and complete access to the Property and full opportunity to fully inspect and review the Premises and the Improvements, including all buildings, systems, fixtures and equipment and including as to environmental matters. Purchaser further acknowledges that this Agreement provides for free, full and complete access to fully inspect and review (i) the environmental condition of the Property subject to the restrictions imposed by Section 5(b), (ii) the title to the Property, (iii) the compliance of the Property with applicable laws and (iv) such other engineering, legal, and other matters relating to or affecting the Property as Purchaser may find appropriate to satisfy itself as to all such matters. Except as otherwise provided herein, or in the Lease, Purchaser's decision with respect to the ultimate purchase of the Property will be based solely upon its own Investigations and the representations made herein. It is understood that Purchaser has the capability to conduct due diligence investigations sufficient for its purposes within the time periods given to Purchaser under this Agreement.

7. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows as of the date hereof and as of the
      Closing:

      (a) Seller is a Massachusetts corporation duly organized and validly existing under the laws of Massachusetts.

      (b) Seller has all requisite and necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

      (c) The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder has been approved as required by the terms of its formation documents.

      (d) This Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to general principles of equity, bankruptcy, reorganization and other similar laws affecting the enforcement of contracts generally.

      (e) Other than actions or proceedings with respect to real estate taxes assessed against the Property or any pending litigation or insurance claims all of which matters are listed on Schedule 2, to Seller's knowledge, there are no actions or proceedings or pending insurance claims before any court, administrative agency or arbitrator by or against Seller concerning the Property and, to Seller's knowledge, no such actions or proceedings are threatened.

      (f) To Seller's knowledge, Seller has received no written notice from any governmental authority of any violation of any law pertaining to the Property which violation is still outstanding or of any pending or contemplated condemnation or landmark proceedings with respect to the Property.

      (g) Except as set forth on Schedule 3 or in the materials, reports, documents or other instruments listed thereon, and with the exception of materials used in Seller's business, in compliance with all applicable laws and regulations to Seller's knowledge,
            (i) no Hazardous Materials are or have been generated, stored, released, located, discharged or disposed of, used or handled from, at or upon the Property and (ii) no Hazardous Materials are or have been located on the Property. As used in this Agreement, "Hazardous Materials" means any substance, chemical, waste or material that is or becomes regulated by any federal, state or local government or governmental agency or authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, petroleum or any refined petroleum product.

      (h) The operating statements, financial statements, and fiscal 2003 annual operating plan furnished by Seller to Purchaser are true and correct in all material respects, and fairly reflect the financial condition, the financial results or other subject matter referenced in this subsection (h) as of the dates thereof, and there have been no material adverse changes since the date of such statements.

      (i) Seller has delivered or made available to Purchaser (without representation or warranty, express or implied, as to the contents thereof) true and complete copies of all third party reports, recommendations and related materials in its possession or control pertaining to the physical conditions affecting and/or hazardous materials located on, in or at the Property.

      (j) Seller has delivered or made available to Purchaser all plans and specifications in Seller's possession or control and relating to the Property (the "Plans").

      (k) Seller has delivered or made available to Purchaser true and complete copies of all permits, licenses and approvals in Seller's possession or control and relating to the ownership and operation of the Property (the "Permits"). To the best of Seller's knowledge, the Permits are in full force and effect and free from material default. Seller has received no written notice that any license, permit or approval, other than the Permits, is required in connection with the current ownership or use and occupancy of the Property.

      (l) Seller has received no written notice of any violation of the Occupational Safety and Health Act and to Seller's knowledge, no such violations exist at the Property.

      (m) There are no leases, licenses, or other occupancy agreements pertaining to the Property currently, nor shall there be any (other than the Lease) at the Closing.

      (n) Schedule 5 sets forth a complete and accurate list of all service, management, leasing, brokerage, and other contracts affecting the Property or operation thereof (the "Contracts"). Seller has given Purchaser true and complete copies of: (1): the Contracts; and (2) all guarantees and warranties in Seller's possession or control and relating to the Property, including but not limited to all roof warranties. To the best of Seller's knowledge, the Contracts and such guarantees and warranties are in full force and effect and free from material default. None of the Contracts shall be assigned to Purchaser at Closing.

      (o) The Property is not all or substantially all of the assets of the Seller in Massachusetts. As used herein, the phrase "to Seller's knowledge" shall mean the actual knowledge of Jonathan Kosheff, Seller's CFO, and Anthony Caraco, Seller's facilities manager for the Property (collectively, Seller's "Designated Representatives") without independent investigation and shall not be construed to refer to the knowledge of any other officer, agent, or employee of Seller, or any affiliate of Seller, or to impose or have imposed upon Seller's Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Purchaser or the contents of files maintained by Seller's Designated Representatives, the Seller, or the affiliates of any of them. There shall be no personal liability on the part of the foregoing persons arising out of any the foregoing representations or warranties. Seller represents to Purchaser that Seller's Designated Representatives are the officers of Seller most knowledgeable about the subject matters covered by Seller's representations and warranties in this Agreement.

            To the extent that Purchaser knows or is deemed to know prior or subsequent to the execution of this Agreement, but prior to the Due Diligence Expiration Date, that Seller's representations and warranties are inaccurate, untrue or incorrect in any material way, such representations and warranties shall be deemed modified to reflect Purchaser's knowledge or deemed knowledge, as the case may be. For purposes of this Agreement, Purchaser shall be "deemed to know' that a representation or warranty was untrue, inaccurate or incorrect only to the extent that, before the Due Diligence Expiration Date, Ben Butcher or Scott Tully received written notice that such representation or warranty was untrue, inaccurate or incorrect.

8. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

      (a) Purchaser is a duly organized limited liability company validly existing and in good standing under the laws of Delaware.

      (b) Purchaser has all requisite and necessary power and authority to execute and deliver this Agreement and to perform
            Purchaser's obligations hereunder.

      (c) The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite corporate action and does not conflict with or result in the breach of any of the terms of the organizational or governing documents of Purchaser.

      (d) This Agreement is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to general principles of equity, bankruptcy, reorganization and other similar laws affecting the enforcement of contracts generally.

9.    Covenants.

      (a) Maintenance of the Property and Insurance; Leases and Contracts. Until the Closing, Seller shall (i) maintain in full force and effect the existing policies of insurance relating to the Property (which shall not be less that 100% of replacement cost), (ii) continue to operate the Property in substantially the same manner as it is now being operated; provided, however, that Seller does not intend and shall not be obligated to repair, replace or improve the Property in any material way, (iii) not enter into any lease or other occupancy agreement with respect to any portion of the Property, (iv) not make any material alterations or additions to the Property, except as may be required by law or as may reasonably be required for the prudent repair and maintenance of the Property, (v) not change or attempt to change (or consent to any change in) the zoning or other legal requirements applicable to the Property, (vi) not cancel, amend or modify in any material respect any certificate, license, approval or permit held by or on behalf of Seller with respect to the Property, and (vii) not sell or encumber all or any portion of the Property or enter into any agreement with respect thereto. After the date hereof, no contract for maintenance will be terminated, modified or amended without the consent of Purchaser in accordance with the following procedure, such consent not to be unreasonably withheld, conditioned or delayed based on Purchaser's currently contemplated plan of improvements to the Property. If after the date hereof Seller decides (a) to enter into any contract related to the management, or operation of the Property, the term of which, in either case, would continue after the Closing Date, or (b) modify, amend or terminate any contract, Seller shall first submit an unsigned draft of such contract, amendment thereto or termination thereof to Purchaser for its prior review and approval. If Purchaser does not object to such draft or fails to respond to Seller with respect thereto within three (3) business days of the delivery thereof to Purchaser, Purchaser shall be deemed to have consented to such contract, contract amendment or contract termination for all purposes hereunder. Any such contract, contract amendment or contract termination entered into by Seller after the date hereof as aforesaid shall thereupon be and become a contract, as
            applicable.   Seller shall promptly give Purchaser a reasonably
            detailed written notice of: (i) any fire, flood or other material adverse change with respect to the Property of which Seller obtains actual knowledge; (ii) any actual or proposed condemnation (or proceeding in lieu thereof) of which Seller obtains actual knowledge; (iii) any written notice received by Seller claiming that the Property or the use and operation thereof fails to comply with applicable legal requirements;
            (iv) any written notice received by Seller claiming that Seller is default under any permit or approval with respect to the Property; and (v) any written notice received by Seller concerning any pending or threatened litigation or administrative proceeding affecting the Property or Seller. If Seller becomes aware during the term of this Agreement of any matters that render any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing. Seller shall obtain, at its sole cost and expense, all necessary consents and approvals for the transfer of all warranties ad guaranties affecting the Property, including but not limited to all roof warranties, to Purchaser, in form and substance reasonably acceptable to Purchaser to the extent assignable.

      (b) Certain Schedules and Information. To the extent any Schedule hereto or any information to be set forth thereon has not been attached or provided on the date hereof, Seller shall provide such Schedule or information to Purchaser as soon as reasonably practicable after the date hereof but in any event within five
            (5) business days of the date hereof.

      (c) Access to Property Information. Seller shall be allowed to retain a copy of all property information to be delivered to Purchaser under Section 10(a)(x). For the year following the Closing, Purchaser shall permit Seller to have access to, inspect and make copies of all such property information during Purchaser's or Purchaser's property manager's normal business hours upon reasonable prior notice, at Seller's sole expense.

10.   Documents to be Delivered at the Closing.

      (a) At the Closing, Seller shall deliver to Purchaser the following documents each fully executed and, if required, acknowledged by
            Seller:

            (i) a good and sufficient quitclaim deed (the "Deed") conveying good and clear, record and marketable title to the Premises to Purchaser subject only to the Permitted Title Exceptions;

            (ii) an assignment and assumption of permits (the "Blanket Assignment") assigning all permits, licenses and approvals with respect to Premises and to Purchaser;

            (iii) a bill of sale conveying without representation, warranty or recourse all of the right, title and interest of Seller in and to the personal property used in connection with the Premises;

            (iv) an affidavit and indemnity as to mechanics' liens and persons in possession in a customary form reasonably acceptable to Purchaser's title insurance company;

            (v) an affidavit stating that Seller is not a foreign person or entity within the meaning of Section 1445 of the Internal Revenue Code, and complying with the Internal Revenue Service Regulations promulgated pursuant to said
                  Section 1445;

            (vi) a designation agreement designating the party responsible for any Form 1099 filings as may be required by the Internal Revenue Service's regulations;

            (vii) a closing statement;

            (viii) an officer's certificate of Seller dated the Closing
                  Date as to satisfaction of the conditions set forth in
                  Section 12(b), attaching appropriate evidence of requisite corporate action with respect thereto, including, but not limited to, votes of the governing bodies of Seller;

            (ix) to the extent they are then in Seller's possession and have not been delivered to Purchaser: (A) any plans and specifications for the Premises; (B) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Premises; (C) all keys for the Premises; (D) originals of all contracts and all correspondence relating thereto and to the operation and maintenance of the Property; and (e) all other books, records, files, plans and other written information including computerized records relating to the development, construction, maintenance, use, operation, title or value of all or any portion of the Property owned by Seller in the possession or control of Seller but specifically excluding any Confidential Property Information;

            (x)   Four originals of the Lease;

            (xi)  Intentionally Deleted;

            (xii) (1) written confirmation that the Broker has been paid in full all amounts then due in connection with the transactions contemplated by this Agreement; and (2) such other instruments, certificates and documents as are reasonably required in order to fully effectuate the terms of this Agreement; and

            (xiii) a certificate of an executive officer of Seller dated the Closing Date certifying that the representations and warranties of Seller contained in this Agreement are true and correct on and as of the Closing Date as if made on the Closing Date and attaching appropriate evidence of requisite corporate action with respect thereto, including, but not limited to, votes/resolutions or consents of governing bodies of Seller;

      (b) At the Closing, Purchaser shall deliver to Seller the following documents each fully executed by Purchaser:

            (i) the Blanket Assignment assuming the permits, licenses and approvals with respect to the Premises and the Improvements;

            (ii) a designation agreement designating the party responsible for any Form 1099 filings as may be required by the Internal Revenue Service's regulations;

            (iii) a closing statement;

            (iv) a manager's certificate of Purchaser dated the Closing Date certifying that the representations and warranties of Purchaser contained in this Agreement are true and correct on and as of the Closing Date as if made on the Closing Date and attaching appropriate evidence of requisite corporate action with respect thereto, including, but not limited to, votes/resolutions or consents of governing bodies of Purchaser;

            (v) such other instruments, certificates and documents as are reasonably required in order to fully effectuate the terms of this Agreement;

            (vi)  Lease as provided for in Section 27; and

            (vii) The Note and Pledge as provided for in Section 2(b)
                  above.

11.   Conditions to Seller's Performance.

      (a) In addition to the performance or satisfaction in all material respects of all the other provisions of this Agreement by Purchaser, the Closing and the obligation of Seller to sell the Property under this Agreement shall be conditioned expressly on the satisfaction of the following conditions at the Closing
            Date:

            (i) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date; and

            (ii)  the payment of the Purchase Price as provided herein.

      (b)   Seller may waive any of the foregoing conditions in this
            Section 11 and any such waiver shall not be deemed a waiver or modification of any other conditions.

12.   Conditions to Purchaser's Performance.

      (a) In addition to the performance or satisfaction in all material respects of all the other provisions of this Agreement by Seller, the Closing and the obligation of Purchaser to buy the Property under this Agreement shall be conditioned expressly on the satisfaction of the following conditions at the Closing
            Date:

           (i) As used in this Agreement, the term "Material Casualty" means any damage or destruction to the Premises: (i) as to require expenditures in the aggregate of greater than $250,000 ("Restoration Cost") are required to repair and restore the Improvements to their condition existing prior to such destruction or damage; (ii) that materially and adversely affects access to or parking at the Premises;
                 (iii) that causes the Premises to fail to comply in any material respect with applicable legal requirements; or
                 (iv) as to which the Tenant is not entitled to repair and restore the Improvements to their condition existing prior to such destruction or damage with obtaining a variance, special permit or other similar discretionary permit or approval. If there is a Material Casualty, Purchaser may elect to terminate this Agreement and receive a return of the Deposit or to proceed with the purchase of the
                 Property in accordance with this Agreement.   In the event
                 of a fire or other casualty that is not a Material Casualty, and in connection with any Material Casualty as to which Purchaser elects to proceed to proceed with the purchase of the Property in accordance with this Agreement, (A) Purchaser shall purchase the Property in accordance with the terms hereof without reduction in the Purchase Price (except that at the Closing Purchaser will receive a credit for any applicable deductible) and (B) Seller shall assign to Purchaser at Closing all property insurance proceeds paid or payable on account of such damage, (and the amount of any deductible shall be credited against the Purchase Price). If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date which is mutually agreeable to the parties but which is at a minimum of ten
                 (10) Business Days after written notice to Purchaser of the casualty. If any insurance proceeds paid or payable on account of a fire or other casualty are to be assigned to Purchaser in accordance with the provisions of this Agreement, Seller shall cooperate as reasonably requested by Purchaser to effectuate such assignment (including, if necessary, prosecuting claims in Purchaser's name or for Purchaser's benefit), and Seller's obligation to so cooperate shall survive the Closing.

           (ii) If, at any time before completion of the Closing, a taking or condemnation (or proceeding in lieu thereof) is commenced or threatened in writing: (i) of all or substantially all of the Property; or (ii) of less than all or substantially all of the Property that: (1) causes the Property to fail to comply with legal requirements;
                 (2) materially impairs access to or egress from the Property; (3) causes the loss of any parking that benefits the Property; or (4) otherwise, in Purchaser's reasonable business judgment, results in a loss of value in excess of $250,000 (any of the foregoing, a "Material Taking"), Purchaser may, at Purchaser's sole option, elect either to:

                 (x) terminate this Agreement and receive back the Deposit; or

                 (y) purchase the Property subject to and in accordance with this Agreement.

            In the event of condemnation or taking that does not constitute a Material Taking, or if there is a Material Taking but Purchaser elects to proceed under 12(a)(ii)(y), (1) Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price), (2) Seller shall assign to Purchaser at Closing all condemnation proceeds except for any separate award relating to Seller's business and paid or payable as a result of such condemnation, (3) Purchaser shall have the right to be present with Seller at any hearings or negotiations with respect thereto, and (4) Seller shall not settle or compromise any such matter without Purchaser's prior written consent which consent shall not be unreasonably withheld. If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is ten (10) Business Days after written notice to Purchaser of the Material Taking.

      (b) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of Closing Date as if made on the Closing Date;

      (c) Seller shall have removed and discharged the Monetary Liens from the title to the Property and Purchaser shall receive good, clear, record and marketable title to the Property free and clear of all liens and encumbrances other than the Permitted Title Exceptions;

      (d) Simultaneously with the Closing under this Agreement, Seller shall close a new operating line loan from Silicon Valley Bank in the amount of $8,000,000.00 with availability of $3,000,000.00 as of the Closing Date and shall provide Purchaser with a written statement from the bank confirming the same. At the Closing, Seller shall provide Purchaser with evidence that all net proceeds of the sale are used at the Closing to retire outstanding debt with Fleet Bank;

      (e) Since the date of the most recent financial statements of Seller provided by Seller to Purchaser, there shall have been no material adverse change in the financial condition or business operations of Seller;

      (f) Since the Due Diligence Expiration Date, there shall have been no material adverse change in the condition of the Property (exclusive of any insured casualty, which shall be governed by Section 12(a) above, or any condemnation, which shall be governed by Section 12(a) above).

      (g) Possession of the Property shall be delivered to Purchaser by Seller at the Closing free and clear of (a) all leases, tenants and other occupants other than Seller under the Lease and (b) any management, leasing, service, maintenance or other contracts or agreements other than the Lease and the Permitted Title Exceptions;

      (h) There shall be no judicial or administrative proceeding pending or threatened concerning the Property that was not disclosed in writing to Purchaser before the Due Diligence Expiration Date, and the Property and the use and operation thereof shall comply in all material respects with all applicable legal requirements;

      (i) Should Purchaser choose or be obligated in the event of any casualty or any taking of any portion of the Property, to proceed to a Closing, then all unexpended insurance and taking proceeds and all rights to insurance proceeds and taking proceeds, as applicable, shall be assigned and paid over by Seller to Purchaser.

      (j) Seller has, at its sole cost and expense, obtained all necessary consents and approvals for the transfer of all warranties and guaranties affecting the Property and improvements thereon, including but not limited to all roof warranties, to Purchaser, in form and substance reasonably acceptable to Purchaser to the extent possible;

      (k) Seller shall have entered into a written agreement satisfactory in scope and substance to Purchaser and the Lender with LFR Levine Fricke under which LFR Levine Fricke shall, at Seller's expense, conduct a Phase II environmental report for the Property (the "Phase II Report") and deliver the same in final form (including, without limitation, with a full set of testing results and all related information) to Seller and Purchaser within ninety (90) days following the Closing. Seller shall promptly undertake and complete in accordance with all applicable laws all requirements set forth in the Phase II Report and shall complete the same within ninety (90) days from the delivery of the Phase II Report to Seller (or within such longer or shorter period of time as may specifically be set forth in the Phase II Report, in each case subject to any delay caused by acts of God) (which obligation shall survive the Closing and shall also be set forth in the Lease);

      (l) Purchaser shall have obtained $5 million of environmental insurance for the benefit of Purchaser and its first mortgage lender for a term of not less than five years and otherwise in form and substance, and from an insurance company, acceptable to Purchaser and its first mortgage lender, in their sole and unreviewable discretion. At Closing, Seller shall pay $89,000 toward the cost of the premium for such policy, which payment shall be made by a credit in favor of Purchaser against the Minimum/Cash Portion of the Purchase Price;

      (m) Simultaneously with the Closing hereunder, (i) the closing shall occur under that certain Purchase and Sale Agreement dated as of the date hereof between Purchaser or its affiliate and Poly-Flex Circuits, Inc. concerning certain property located at 28 Kenney Drive, Cranston, Rhode Island; and (ii) the closing under the Loan shall occur; and

      (n)   Purchaser may waive any of the foregoing conditions in this
            Section 12 and any such waiver shall not be deemed a waiver or modification of any other conditions.

13.   Failure of Conditions; Defaults.

      13.1 Termination without Default. If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser's obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement ("Failure of Condition"), the time of the Closing shall be extended for a period of up to 30 days, during which time Seller shall use reasonable efforts to cure such Failure of Condition. Such efforts of Seller to cure such Failure of Condition shall not require Seller to expend more than $25,000 in costs and expenses in such efforts; provided, however, if any such Failure of Condition relating to the condition of title to the Property is a result of a voluntary consensual action by Seller to so encumber the title to the Property such dollar limit to Seller's efforts shall not apply. If the time of the Closing is extended and if at the end of such extension period Seller shall have failed so to cure such Failure of

            Condition, as herein provided, and if Purchaser, at its election, does not waive any such Failure of Condition, then Purchaser may elect, as its sole and exclusive remedy, (x) to terminate this Agreement by notice thereof to Seller in which case the Deposit and all interest accrued thereon shall be forthwith refunded to Purchaser and all other obligations of the parties hereto shall cease and this Agreement shall be null and void and the parties hereto shall have no further obligation or liability arising hereunder or (y) to proceed with the Closing in accordance with Section 14 hereof. Seller and Purchaser agree that, if the transactions contemplated hereby do not close on account of a default by Seller, then
            Section 13.3 below, rather than this Section 13.1, shall apply.

      13.2 Purchaser's Default. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Seller to Purchaser, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and
            (c) Seller and Purchaser shall have no further obligations to each other. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. PURCHASER AND SELLER AGREE THAT SELLER'S RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLER'S SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER'S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

      13.3 Seller's Default. If Seller defaults in its obligation to sell and/or lease the Property in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Purchaser to Seller, then Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser, Seller promptly shall reimburse Purchaser for the third party costs which shall be defined as legal, engineering, survey, environmental and title fees as evidenced by copies of all bills relating to expenses incurred that Purchaser has incurred in connection with this Agreement and the transactions contemplated hereby, and the parties shall have no further obligation to each other; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement. Purchaser hereby irrevocably waives any other right or remedy for such default; provided, however, that if, in breach of this Agreement, Seller sells the Property (or any portion thereof) to someone other than Purchaser or otherwise takes action that renders the remedy of specific performance impossible or impractical to obtain, Seller shall be liable for any damages suffered by Purchaser as a result of such breach. If Purchaser brings an action for specific performance, the Deposit shall be returned to Purchaser pending the outcome of such action.

            As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such an action within ninety (90) days after the Closing Date (as the same may be extended in accordance with the terms hereof). Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against all or any portion of the Property.

14. Purchaser's Election to Accept Title. Purchaser shall have the additional election, at either the original or any earlier or extended time for performance, to accept such title as Seller can deliver to the Property in its then condition and to pay therefor the Purchase Price without deduction (but subject to adjustment as provided in Section 16), in which case Seller shall convey such title.

15. Application of Purchase Money to Liens. If on the Closing Date there are any other liens or encumbrances on the Real Property other than those to which Purchaser's title is to be subject hereunder, Seller may use any portion of the balance of the Purchase Price to satisfy the same, provided Seller shall simultaneously either (a) deliver to Purchaser at the Closing instruments in recordable form and sufficient to satisfy such liens and encumbrances of record, together with the cost of recording or filing said instruments, or (b) with respect to any first mortgage lien held by an institutional lender, and provided that Seller has made arrangements with the title company employed by Purchaser in advance of Closing, deposit with said title company sufficient monies, acceptable to and required by it, to assure the obtaining and the recording of such satisfactions and the issuance of title insurance to Purchaser free of any such liens and encumbrances. The existence of any such other liens and encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

16.   Apportionments and Costs.

      (a) In light of the fact that, pursuant to the Lease, Seller (as Tenant) shall be responsible for all real estate taxes, water, sewer and other utility charges, fuel and any fees or other amounts payable under any contracts for maintenance, and all other costs associated with the Property, no adjustment shall be made therefor at Closing and, as of 11:59 p.m. (Boston time) on the day before the Closing Date, Seller shall assume responsibility therefor under the Lease. At the Closing, Seller shall make a pro rated payment of the base and additional rent due under the Lease for the period from and including the Closing to and including the last day of the month in which the Closing occurs.

      (b) Any real estate tax abatements in respect of any tax year prior to the tax year commencing July 1, 2002, together with any
            interest earned thereon, shall belong to Seller.   Purchaser
            agrees that, should it receive any amounts from the City of Methuen or any other taxing authority for tax abatements that are attributable to such prior tax years, Purchaser shall pay such amounts over to Seller. Any real estate tax abatements in respect of any tax year commencing on or after July 1, 2002, together with any interest earned thereon, shall be apportioned pro rata amongst Seller and Purchaser based upon their
            respective periods of ownership.   Seller agrees that, should
            it receive any amounts from the City of Methuen or any other taxing authority for tax abatements that are attributable to the timeframe when it did not own the Property, Seller shall pay such amounts over to Purchaser.

      (c) All municipal assessments or betterments assessed shall be the responsibility of Seller.

      (d) Seller shall pay at the Closing all Deed Stamp Excise Taxes payable in connection with the conveyance of the Property pursuant to this Agreement and any discharges of any Monetary Liens. Purchaser shall pay the costs of recording the Deed.

      (e) Each of the parties hereto shall pay the costs of their own respective counsel and any costs or expenses incurred by such party in connection with this transaction. Purchaser shall pay all costs of its Investigations including of title and survey matters and of obtaining any financing or title insurance in connection with acquiring the Property. Purchaser shall receive a credit of $89,000 against the Minimum/Cash Portion of the Purchase Price as provided for in Section 12(l) above.

      (f) The net amount of such apportionments if due to Seller shall be added to the amount payable under Section 2, and if due to Purchaser shall be subtracted from such amount. To the extent that such apportionments may not reasonably be determined on the Closing Date, they shall be determined and paid as soon as practicable after the Closing.

      (g)   To the extent that any apportionments to be made under this
            Section 16 may not reasonably be determined on the Closing Date, they shall be determined and paid as soon as practicable after the Closing. All apportionments to be made under this
            Section 16 shall be made as of 11:59 p.m. (Boston time) on the day before the Closing Date.

17. Brokers. Each of Seller and Purchaser represents and warrants that it has dealt only with Broker, as a broker or finder with respect to this transaction and with respect to the Property. Upon, and only upon, the Closing and consummation of this transaction, Seller shall pay Broker per a separate agreement a commission for acting as broker to the sale and lease transactions contemplated by this Agreement. Each of Purchaser and Seller agrees to indemnify and hold harmless the other party from and against all claims for brokerage or commission or finder's fees on account of this sale and/or lease arising out of dealings with the party from whom indemnification is sought; provided, however, that Seller shall in all events be solely responsible for, and shall defend and indemnity Purchaser against, any claims by Broker with respect to the sale and/or lease transactions contemplated by this Agreement. This Section 17 shall survive the Closing or any termination of this Agreement.

18. Escrow of Deposit. The Deposit and interest accrued thereon shall be held in escrow by the Title Company as escrow agent subject to the terms of this Agreement, and shall be duly accounted for in accordance with this Agreement.

      The escrow agent shall not be liable for any action or failure to act taken or made in good faith in connection with the performance of its duties hereunder, but shall be liable only for its own willful default or misconduct. Purchaser and Seller agree to indemnify and hold harmless the escrow agent from any loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses) arising out of any act or action taken by it in good faith in connection with the performance of its duties hereunder, provided that Purchaser and Seller shall not indemnify the escrow agent against any loss, damage, liability, cost or expense arising out of willful misconduct, gross negligence, fraud or any violation of the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary with respect to the obligations of the escrow agent, should any dispute arise with respect to the delivery and/or ownership or right to possession of such amount, the escrow agent shall have no liability to any party hereto for retaining dominion and control over such amount until such dispute shall have been settled:

      (a)   by mutual agreement between the parties; or

      (b) by final order, decree or judgment by a court of competent jurisdiction in the United States of America (and no such order, decree or judgment shall be deemed to be "final" unless and until the time of appeal has expired and no appeal has been made);

      and the escrow agent shall make payment of such amount as the parties may have mutually agreed or in accordance with such final order, decree or judgment. In no event shall the escrow agent be under any duty whatsoever to institute or defend any such proceeding.

      The Title Company may resign as escrow agent hereunder, in its sole discretion, by giving twenty-four (24) hours' written notice to Purchaser and Seller. If Purchaser and Seller are unable to agree on a substitute escrow agent within forty-eight (48) hours after such notice, the Title Company may transfer the Deposit, subject to the terms of this Agreement, to any bank with offices in Boston, Massachusetts having capital of not less than $50,000,000.00 or, the Title Company may transfer the Deposit to any Court with jurisdiction over the matter.

      Notwithstanding anything to the contrary in this Agreement, at Purchaser's written request made any time before the Due Diligence Expiration Date, and without the need for any confirmation or direction from Seller and without regard to any contrary instructions that may be given by or on behalf of Seller, the Title Company shall promptly return the Deposit (and all interest thereon) to Purchaser.

19. Damages; Limitations on Recovery. If Purchaser shall default in the performance of its obligations to purchase the Property subject to and in accordance with the terms of this Agreement and provided that Seller shall not be in default hereunder, then the Deposit and interest accrued thereon shall be paid to Seller in full payment of Seller's damages resulting from Purchaser's default as liquidated damages and not as a penalty as Seller's sole and exclusive remedy at law or in equity as provided for in Section 13 above.
      Notwithstanding the foregoing, if following the termination of this Agreement and return of the Deposit to Purchaser, Purchaser fails to indemnify and restore as provided in Section 5(c) or violates Section 25 (each a "Violation"), Seller shall be entitled to recover all damages and any costs and expenses incurred by Seller, together with attorneys' fees and costs associated with recovering and collecting the amount of any such damages, related to such Violation, provided that such recovery shall not be limited to the amount of the Deposit and interest accrued thereon. In the event of any Violation, Seller may elect any appropriate action available in equity or at law, such rights and remedies being cumulative and the exercise of one or more such right or remedy by Seller shall not be construed to be a waiver of any of the others.

      Purchaser hereby acknowledges and agrees that any right, remedy, recourse or recovery Purchaser may have against or from Seller hereunder or with respect hereto (including any documents delivered in connection herewith) shall be limited to (i) Seller's interest in the Property or (ii) the net proceeds received by Seller from the sale of the Property (for these purposes, any portion of the net sale proceeds used to pay obligations of the Seller shall be deemed to have been received by the Seller). Notwithstanding the foregoing, Purchaser agrees that Seller shall have no liability to Purchaser for any breach of Seller's covenants, agreements, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser unless the valid claims for all such breaches collectively aggregate more than $25,000, in which event the full amount of such valid claims from the first dollar shall be actionable, up to the cap set forth in the following sentence. Following the Closing, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser, in connection with this Agreement (exclusive of the Lease), the sale of the Property under this Agreement (including, without limitation, in connection with the breach of any representations and warranties contained herein) and any and all documents executed pursuant hereto or in connection herewith(exclusive of the Lease) for which a claim is timely made by Purchaser shall not exceed $500,000. The foregoing shall not be deemed to limit Purchaser's right to recover the full Deposit if Purchaser is entitled thereto pursuant to this Agreement, nor to limit any right of Purchaser to seek specific performance of this Agreement or to enforce its other remedies under Section 13. Notwithstanding the foregoing, in no event will the limitations on Purchaser's remedies set forth in this Section or in Section 21 below (the time limit) apply to (x) any claims under the Lease, or (y) any claims relating to fraud by Seller.

      In no event shall any trustee, member, employee agent or other representative of Seller ever be personally liable hereunder or otherwise for or with respect to the acts, omissions or obligations of Seller. In no event shall any trustee, member, manager, employee, agent or other representative of Purchaser ever be personally liable hereunder or otherwise for or with respect to the acts, omissions or obligations of Purchaser.

      This Section 19 shall survive the Closing.

20. Assignments. Subject to the provisions of this Section 20, the terms and provisions of this Agreement shall apply to and bind the permitted successors and assigns of the parties hereto. Except as expressly provided herein, Purchaser shall not be permitted to assign its rights under this Agreement without Seller's prior written consent, which consent may be withheld in Seller's sole and absolute discretion. Notwithstanding the foregoing, Purchaser shall be permitted to assign its rights under this Agreement to an affiliate of Purchaser as long as Ben Butcher or Scott Tully manages the day to day operations; provided, however, that at least two business days prior to making any such assignment of its right, title or interest under this Agreement to such affiliate, Purchaser shall notify Seller in writing and supply all material details regarding such arrangement including information regarding the makeup of the assignee. Purchaser's proposed assignee shall expressly assume Purchaser's obligations under this Agreement. Any assignment by Purchaser of its right, title or interest under this Agreement in violation of this
      Section 20 shall be null and void, and shall allow Seller, at its option, to deem Purchaser in default of its obligations hereunder. Seller may not assign any of its right, title and interest under this Agreement, and any purported assignment by Seller of its right, title or interest under this Agreement shall be null and void, and shall allow Purchaser, at its option, to deem Seller in default of its obligations hereunder. Subject to the above provisions, this Agreement shall inure solely to the benefit of Seller and its successors and assigns and Purchaser and its permitted successors and assigns. No person or entity other than Seller and its permitted successors and assigns and Purchaser and its permitted successors and assigns shall have any right to enforce or rely upon this Agreement.

21. Survival Provisions; Acceptance of Deed. On the termination hereof, all of the terms and provisions of this Agreement shall be void and of no further force and effect and neither Purchaser nor Seller shall have rights, obligations or liabilities hereunder except that the rights, obligations and liabilities of the parties under this Section 21 and Sections 5(c), 5(f), 17, 19 and 25 shall survive such termination and continue in effect in accordance with their terms without limit as to time. The acceptance of the Deed, by Purchaser or Purchaser's permitted assignee, as the case may be, shall be deemed to be full performance and discharge of every agreement and obligation of Seller herein contained or expressed except (i) obligations of Seller under the Lease (all of which shall survive the Closing and shall not be subject to any of the limitations on Seller's liability set forth in this Agreement), (ii) the representations and warranties of Seller made in this Agreement or any document delivered in connection with Section 10(a) (other than the Lease) which shall survive until the date which is one year after the Closing Date, (iii) any adjustments pursuant to Section 16 that cannot be finally determined after the Closing which shall survive the Closing until finally adjusted, and (iv) any terms and conditions hereof which expressly survive the Closing.

22. Further Assurances. The parties agree to execute any and all additional instruments and documents as may be reasonably required to fully effectuate the terms of this Agreement.

23.   Notices.

      All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) delivered in person or (iv) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted and the telephone number of the recipient's telecopier or facsimile machine (with a copy thereof sent in accordance with clause (i), (ii) or
      (iii) above). All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

      To Seller:                 at the address set forth in the first
                                 paragraph of this Agreement

      with a copy to:            Edward D. Kutchin, Esq.
                                 Kutchin & Rufo, P.C.
                                 175 Federal Street
                                 Boston, MA  02110

      To Purchaser:              at the address set forth in the first
                                 paragraph of this Agreement

      and with a copy to:        Piper Rudnick LLP
                                 One International Place
                                 Boston, Massachusetts 02110-2600
                                 Attention:  John L. Sullivan, Esq.
                                 Fax No. (617) 406-6100

      Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section.
      The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

24. Time. Time is of the essence in this Agreement. If any date for providing a notice or obtaining consent or approval should fall on any day which is not a business day in Massachusetts then such date shall be extended to the next following business day.

25. No Recording. Provided that Seller is not in default under this Agreement, Purchaser agrees not to record this Agreement or any notice hereof in the Essex County Registry of Deeds or the Essex Registry District of the Land Court. If Purchaser nonetheless records this Agreement or a notice thereof when Seller is not in default under the Agreement, Seller, at its option, may declare

      Seller's obligations hereunder to be null and void and may deem Purchaser in default of its obligations hereunder, whereupon this Agreement shall terminate except as provided in Section 21 and any recorded copy of this Agreement or notice thereof shall for all purposes be considered null and void between the parties hereto and shall not be a notice to or binding in any way on third parties.

26. Miscellaneous. This instrument may be executed in one or more counterparts which together shall constitute one instrument. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The captions to the paragraphs hereof are for convenience of reference only and are not intended to affect the meaning of the provisions of this Agreement. Unless otherwise provided herein, references in this Agreement to (i) any "Section" shall mean the sections and subsections of this Agreement, as applicable and (ii) any "Schedule" or "Exhibit" are references to the schedules and exhibits attached hereto which are incorporated into this Agreement by this reference. This Agreement is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract and understanding between the parties superseding any prior oral or written agreements, and may be canceled, modified or amended only by a written instrument executed by both Seller and Purchaser.

27. Lease Execution. At the Closing, Seller and Purchaser shall execute and deliver the lease attached hereto as Schedule 6 (the "Lease").

28. Earn-Out Provisions. As provided in Section 2(d), as of June 30, 2004, and on each June 30th thereafter through and including June 30, 2009, the Purchase Price shall be increased by Two Hundred Thousand Dollars ($200,000) (up to a maximum aggregate increase of $1,000,000) if and only for the immediately preceding twelve month period Seller has met the Financial Milestones (defined below) and other conditions set forth below. Subject to the provisions of this Section, any amounts due to Seller under this Section 28 (the "Earn Out Amount") shall be contingent upon Seller's full and faithful performance of its obligations under the Lease. In the event that the Seller does not meet the Financial Milestones as of the end of a particular fiscal year, then the $200,000.00 installment of the Earn Out Amount that would have been due if such conditions were met shall be deferred without interest until the end of the next fiscal year, at which time such deferred amount shall be earned if, but only if, the Financial Milestones and other conditions of this Section 28 are satisfied at such time and provided further that, if the Financial Milestones and other conditions of this Section 28 are not satisfied by June 30, 2009, then Purchaser's obligation to pay any and all unpaid portions of the Earn Out Amount shall permanently terminate and this Section 28 shall be of no further force or effect. Notwithstanding anything contained herein to the contrary, in no event shall the total aggregate Earn Out Amount exceed One Million Dollars ($1,000,000). Subject to the provisions of this Section, each installment of the Earn Out Amount shall be due thirty (30) days after Purchaser receives audited financial statements prepared by Seller's outside independent auditors and written evidence in form and substance reasonably acceptable to Purchaser from Seller's outside independent auditors demonstrating that the financial tests set forth below are satisfied; provided, however, that Purchaser shall have the option of paying any such installment by having it added to the balance of the Note.

      Without limiting the other conditions to payment of the Earn Out Amount set forth herein, Purchaser shall not be obligated to pay any installment of the Earn Out Amount if, at the time such installment would otherwise be due:

      (i) the leasehold created by the Lease shall be taken on execution, or by other process of law, or if any assignment shall be made by Seller for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of property of Seller or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Seller under any bankruptcy law or is filed against Seller; or

      (ii) Seller is under default under the Lease; provided, however, that if the default is cured within any applicable notice and cure period and the Financial Milestones and other conditions to payment set forth in this Section 28 are satisfied, then such installment of the Earn Out Amount shall be paid as provided for herein within thirty (30) days from the date on which the default is cured and all such conditions are satisfied; provided further that in no event shall any portion of the Earn Out Amount be due unless the conditions to payment set forth in this Section 28 are satisfied by September 1, 2009.

      In addition, in the event of a default by Tenant under the Lease and its failure to cure said default beyond any applicable cure periods, then any balance of the Earn Out Amount then unpaid shall automatically be extinguished in full and the obligation of Purchaser to pay the same shall be null and void.

      The "Financial Milestones" for the purposes of this Section 28 are as set forth below and shall be calculated in accordance with Generally Accepted Accounting Principles and certified by Seller's outside independent auditors:

      1. Seller shall have gross revenues for each fiscal year beginning in fiscal year 2003 on a consolidated basis of at least $100 million and Seller's earnings before taxes for each such fiscal year shall not be less than $1.00.

      2. The current ratio of Seller's current assets to its current liabilities, determined on a consolidated basis, shall be not less than 1.05 to 1;

      3.    Seller's current debt to equity ratio shall not be greater than
            0.5 to 1.0; and

      4. No material defaults shall exist under Seller's then current loan agreements with its lending institutions and Seller shall certify the same to Purchaser.

      Seller hereby represents and warrants to Purchaser that Seller's current debt to equity ratio is not greater than 0.5 to 1.0.

      The terms of this Section 28 shall survive the Closing.

29. Attorney's Fees. In the event legal proceedings through the courts are commenced to enforce the parties' respective rights and obligations herein, the prevailing party shall be entitled to reimbursement for all costs and expenses, including reasonable legal fees, incurred with respect to said legal proceedings.

          [The remainder of this page is intentionally left blank]

      IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto, under seal, as of the day and year first written above.


PURCHASER:

Taurus Methuen, LLC


By:   /s/ Scott R. Tully
      -------------------------------
      Scott R. Tully
      Manager


SELLER:

Parlex Corporation


By:   /s/ Jonathan R. Kosheff
      -------------------------------
      Jonathan R. Kosheff
      Chief Financial Officer

ESCROW AGENT:

Stewart Title Guaranty Insurance Company


By:   /s/ Marie L. Franco
      -------------------------------
      National Underwriting Counsel

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